Vocus Acquires Leading French On-Demand PR Software Company Datapresse

Acquisition Expands Vocus Operations in Europe with addition of over 2,000 customers, a premium media database and media research facilities in France and Morocco

(LANHAM, MD) April 20, 2010 – Vocus, Inc. (NASDAQ:VOCS), a leading provider of on-demand software for public relations, today announced that it has acquired privately-held Datapresse, a leading provider of media content and on-demand PR software in France.

Datapresse was founded in 1989 by current Chairman Jacques Hamel, and has grown to be one of the largest and most well-respected software companies serving the public relations industry in France. Today Datapresse has over 2,000 customers representing companies of all sizes and industries. The company sells on-demand public relations software which includes one of the largest French media databases, a newly-launched European media database and an online press release distribution service.

“This acquisition immediately gives Vocus a leadership position in one of the world’s largest economies, and demonstrates our commitment to invest and scale operations in Europe,” said Rick Rudman, President and CEO of Vocus, Inc. “Datapresse is well known in France for both innovative products and outstanding customer service, and we are delighted that the chairman and founder Jacques Hamel will be staying on to run our operations in France.”

The combination of media data from Datapresse and Vocus expands and enhances what is already regarded as one of the world’s leading media directories. The acquisition also creates one of the world’s largest media research team with operations in the United States, Europe, Asia and Morocco.

Datapresse’s 2,000 customers in France will continue to have access to the same products and services and continue to work with the same dedicated Datapresse employees. In the future, Datapresse customers will also have access to additional products and services currently offered by Vocus in other parts of the world.

“Vocus has emerged as a global leader in on-demand public relations software, helping organizations of all sizes increase their visibility, monitor and measure their brand, and engage with journalists and consumers across traditional and social media,” said Jacques Hamel, Datapresse founder and Chairman. “As a part of Vocus, Datapresse will have the resources to introduce new products and services to our customers and also provide the international support that many French companies are increasingly demanding.”

Datapresse operations and staff will remain based in Riorges, France.

Financial Information
Under the terms of the agreement, Vocus has agreed to pay total consideration of approximately $10.8 million. The total consideration is comprised of $9.8 million in cash paid at closing and up to $1.0 million in cash payable subject to an earnout based on certain revenue and operating milestones. Datapresse delivers its services as an on-demand subscription offering, and thus the financial model is complementary to Vocus’ on-demand business.

Conference Call Information
Vocus will discuss the Datapresse acquisition today, Tuesday, April 20, 2010 on our previously scheduled Q1 2010 earnings call which begins at 4:30 p.m. ET, or 1:30 p.m. PT, today. Investors are invited to listen to a live audio web cast of the conference call on the Investor Relations section of the Company’s website at http://onlinepressroom.net/vocus/ir/webcast/. A replay of the webcast will be available approximately one hour after the conclusion of the call and will remain available for 30 calendar days following the conference call. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will be available until May 4, 2010 at 11:59 p.m. ET and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering conference number 4673967.

About Vocus, Inc.

Vocus, Inc. (NASDAQ: VOCS) is a leading provider of on-demand software for public relations management. Our web-based software suite helps organizations of all sizes to fundamentally change the way they communicate with both the media and the public, optimizing their public relations and increasing their ability to measure its impact. Our on-demand software addresses the critical functions of public relations including media relations, news distribution and news monitoring. We deliver our solutions over the Internet using a secure, scalable application and system architecture, which allows our customers to eliminate expensive up-front hardware and software costs and to quickly deploy and adopt our on-demand software.  Vocus is used by more than 4,400 organizations worldwide and is available in seven languages.  Vocus is based in Lanham, MD with offices in North America, Europe and Asia.  For more information, please visit www.vocus.com or call (800) 345-5572.

Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions.  This press release contains forward-looking statements relating to, among other things, Vocus’ expectations and assumptions concerning future financial performance.  Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.

The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, risks associated with acquisitions, including our ability to successfully integrate acquired businesses, risks associated with our foreign operations, the possibility that we will not achieve GAAP profitability, interruptions or delays in our service or our Web hosting, our new business model, breach of our security measures, the emerging market in which we operate, our relatively limited operating history, our ability to hire, retain and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, fluctuations in the number of shares outstanding, foreign currency exchange rates and interest rates.